EXHIBIT 10.30

December 3, 1999



Mr. Mike McCadden
1 Chapel Hill Road
Westport, CT 06880

Dear Mike:

This letter supercedes the previously sent letter dated December 1, 1999.

We are very pleased to offer you the position of Chief Marketing Officer, reporting to Dan Schulman, President and Chief Operating Officer for priceline.com.

As discussed, your start date is to be determined, at a bi-monthly salary of $10,416.66 less applicable withholdings (payable on the 15th and last day of each month, aggregating $250,000.00 annually). This offer also includes participation in a full range of company benefit programs as described in the attached Employee Benefits Summary.

In addition to the above, the company has agreed to pay a sign on bonus in the amount of $100,000.00, contingent upon your signing the below referenced repayment authorization. This bonus will be subject to all applicable withholdings and be payable as follows: $25,000.00 in the first pay period following date of hire; an additional $25,000.00 upon completion of 3 months of successful employment; an additional $25,000.00 upon completion of 6 months of successful employment and the final $25,000.00 upon completion of 9 months of successful employment. Please be advised that if you voluntarily leave the company within your first 6 months of employment or are terminated for cause during this period, you will be required to repay these monies. To facilitate the repayment, we will deduct any amount owed from your final paycheck, pursuant to a signed written authorization, with any additional monies not covered by the final paycheck to be repaid via check or money order.

This offer also includes participation in the company's employee stock option program. You will be eligible to receive a grant in the amount of 400,000 shares in accordance with terms and conditions of the plan. Options will vest as follows: 50,000 shares will vest immediately upon date of hire; an additional 50,000 shares will vest 6 months from your date of hire based upon the completion of mutually agreed upon objectives; an additional 100,000 shares will vest on the first anniversary of your date of hire; an additional 100,000 shares will vest on the second anniversary of your date of hire; and the final 100,000 shares will vest third anniversary of your date of hire. The exercise price per share of Stock will be determined by the Fair Market Value at the close of business on your first day of employment.

In the event that similarly situated executives are given the opportunity to participate in other Walker companies equity arrangements, you would be considered eligible for participation.

In the event your employment is terminated without cause, you will be entitled to the payment of your annual base salary after termination as follows: (a) For a period of six months from the date of termination (the "Initial Severance Period"), without mitigation ("mitigation" being defined as any obligation on your part to obtain gainful or other employment during such six month period); and (b) For an additional six months thereafter, (the "Second Severance Period") (for a total severance period of up to twelve months); provided, however that severance payments made during this Second Severance Period shall be reduced, on a dollar for dollar basis, by the amount of any income generated by you in any capacity or in any position (including as an employee, consultant, agent, representative, principal, investor, officer, or director) with any person or entity during the Initial Severance Period and the Second Severance Period.

All severance payments made to you in connection with a termination without cause as herein described will be paid to you with the normal payroll schedules of priceline, less all appropriate withholdings for federal, state and local taxes and unemployment insurance.

Orientation is held every Monday at 9:30, at which point many of these programs will be explained in more detail.

This offer is contingent upon the following:

| | Your ability to verify your identity and establish your right to work in the United States, as required by the Immigration Reform and Control Act of 1986. A list of acceptable documentation is enclosed and must be brought with you on your first day of employment.
| | Your signing the enclosed Agreement Regarding Confidential Information and Intellectual Property on or before your first date of employment
| |  Successful results of background and reference checks.

There are a number of other documents and forms also included with this offer letter. These should be reviewed and/or completed by your first day of employment.

Acceptance of this offer constitutes acknowledgment of your status as an at-will employee. As such, you understand that either you or priceline may terminate the employment relationship at any time. This letter is not intended to alter your at-will status.

We are very excited about the prospect of you joining the team at priceline.com. We are dependent upon people like you sharing your talent and energy and creativity to ensure our continued growth and success. If you have any questions, do not hesitate to contact your manager or me.


Sincerely,




Jeanne D. Wisniewski
Executive Vice President, Human Resources

Enclosures


                               PRICELINE.COM
                         EMPLOYEE BENEFITS SUMMARY

The company provides the following benefits for full time regular employees and part-time regular employees working a minimum of 24 hours per week:

MEDICAL INSURANCE - carrier- OXFORD HEALTH PLANS. Allows employees and families to use a network of health care providers. Co-payments for in-network office visits are $10. You are not required to obtain a referral to visit a specialist. If providers are used outside of the Oxford network your are subject to deductibles (see summary of coverage). ELIGIBLE THE FIRST OF THE MONTH FOLLOWING YOUR DATE OF HIRE.

DENTAL INSURANCE - carrier- DELTA DENTAL. Calendar year deductible $50 for single, $150 for family. Employees are eligible to use any dentist. If you choose a dentist within the Delta network there is no claim submission. ELIGIBLE THE FIRST OF THE MONTH FOLLOWING YOUR DATE OF HIRE.

VISION - carrier- OXFORD HEALTH PLANS. Covers complete eye exams every 12 months up to $50 and hardware every 24 months up to $70. ELIGIBLE THE FIRST OF THE MONTH FOLLOWING YOUR DATE OF HIRE.

LIFE INSURANCE/AD&D - One times basic annual salary up to a maximum of $300,000. ELIGIBLE THE FIRST OF THE MONTH FOLLOWING YOUR DATE OF HIRE.

SICK TIME - Up to 6 days per calendar year. ELIGIBLE AFTER 3 MONTHS OF CONTINUOUS EMPLOYMENT.

VACATION - ELIGIBLE AFTER 6 MONTHS OF EMPLOYMENT:
| | Up to 2 weeks/calendar year for years 1 through 4 (accrued at a rate of .833 days for each full month of employment)
| | 3 weeks/calendar year for years 5 through 10 (accrued at a rate of 1.25 days for each full month of employment)
| | 4 weeks/calendar year for 11+ years (accrued at a rate of 1.67 days for each full month of employment)

HOLIDAYS - Observe 8 per year: New Year's Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, the day after Thanksgiving, Christmas Eve, and Christmas Day. ELIGIBLE FROM FIRST DAY OF EMPLOYMENT.

FLOATER/PERSONAL HOLIDAYS - Up to 4 days per calendar year. ELIGIBLE AFTER 3 MONTHS OF CONTINUOUS EMPLOYMENT. Pro-rated according to your date of hire during your first year of employment.

SHORT TERM DISABILITY - carrier- PROVIDENT. If totally disabled, income protection may be paid at 70% of base weekly earnings. Benefits begin the 8th day and are payable up to a maximum of 26 weeks. ELIGIBLE THE FIRST OF THE MONTH FOLLOWING YOUR DATE OF HIRE.

LONG TERM DISABILITY - carrier- PROVIDENT. If total disability continues for 90 or more days, income protection may be paid at 60% of base monthly earnings up to a maximum of $11,000 per month, subject to reduction by deductible sources of income or disability earnings. Eligible after 30 days of employment at no cost to the employee. Duration of benefits based upon length of qualifying disability and age at time of disability. ELIGIBLE THE FIRST OF THE MONTH FOLLOWING YOUR DATE OF HIRE.

401(K) PLAN - You will be eligible to participate in our 401(k) Savings Plan on the first of the month following your date of hire. If you are hired on the first day of the month, you will be eligible to participate immediately.

TUITION REIMBURSEMENT - Reimbursement of tuition, books and lab fees up to $2,000 per calendar year with a lifetime maximum of $15,000. Eligible after 1 year of continuous employment.

FITNESS CENTER - Access to gym, lockers, showers, sauna, exercise classes and seminars Monday through Friday. Eligible on the first day of employment at no cost to employees.

MEALS - Catered lunch and dinner are served daily at no cost to employees.
     The above is a summary and therefore subject to the actual plan descriptions and policy documents. All policies and practices are subject to change.



                               PRICELINE.COM

                               SIGN-ON BONUS
                          REPAYMENT AUTHORIZATION




As a condition of receipt of the "sign-on" bonus referenced in my offer letter, I agree to repay the full amount of the bonus if I voluntarily leave the company within my first 6 months of employment, or am terminated for cause during this period. Further, I authorize the company to deduct any amount owed from my final paycheck, with any additional monies not covered by the final paycheck to be repaid by me via check or money order.



Employee Signature:                                                Date:
-----------------       -----------------------------------------        ------

Printed Name:                                                      Date:
-----------------       -----------------------------------------        ------

HR Signature:                                                      Date:
-----------------       -----------------------------------------        ------